NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

January 26, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated there under by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

RegeneRx Biopharmaceuticals, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-15070

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of RegeneRx Biopharmaceuticals, Inc. (the “Company” or “RegeneRx”) does not qualify for continued listing for the following reasons:

(a)

The Company has reported income/(losses) as follows:

Fiscal Year       Income/(Loss) from Continuing Operations      Net Income/(Loss)

2009

($6,506,000)

 ($6,494,000)

2008

($10,787,000)

 ($10,637,000)

2007

($11,845,000)

 ($11,178,000)

2006

($8,790,000)

 ($8,267,000)

2005

($5,670,000)

 ($5,455,000)

(b)

At September 30, 2010, the Company reported stockholders’ equity of $4,466,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On April 24, 2009, the Company was notified by the Exchange that, following a review of its Form 10-K for the year ended December 31, 2008, it was not in compliance with Section 1003(a)(iii) of the Company Guide.  In accordance with Section 1009 of the Company Guide, RegeneRx was given the opportunity to submit a business plan by May 25, 2009 outlining its plan to regain compliance with the Exchange’s continued listing standards by October 25, 2010.

(b)

On May 26, 2009 RegeneRx submitted its plan to regain compliance to the         Exchange (the “Plan”).

(c)

On June 23, 2009, the Exchange notified the Company that it accepted the Plan and granted the Company an extension until October 25, 2010 to regain compliance with the continued listing standards (the “Plan Period”).

(d)

On June 23, 2009, the Exchange also notified the Company that, following a review of its Form 10-Q for the period ended March 31, 2009, it was also not in compliance with Section 1003(a)(ii) of the Company Guide.

(e)

On October 8, 2009, the Exchange notified the Company that, following a review of its Form 10-Q for the period ended June 30, 2009, it was also not in compliance with Section 1003(a)(i) of the Company Guide.

(f)

At the end of the Company’s 18 month Plan Period, October 25, 2010, it was unable to demonstrate that it had regained compliance with Section 1003(a)(iii) of the Company Guide.  Therefore, via correspondence dated October 26, 2010, Staff notified the Company that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated October 26, 2010 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by November 2, 2010.

(g)

On November 2, 2010, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before a Listing Qualifications Panel (the “Panel”) was scheduled for December 17, 2010.

(h)

Via correspondence dated December 15, 2010, the Company notified the Exchange that it had determined to withdraw its request to appeal the Staff Determination and therefore expected to be delisted from the Exchange.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. J.J. Finkelstein, President and Chief Executive Officer of RegeneRx Biopharmaceuticals, Inc.

Janice O’Neill

Senior Vice President

Corporate Compliance Department

NYSE Amex LLC